Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (date of earliest event reported):
June 6, 2007

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place
Pittsford, New York 14534
(Address of principal executive offices)

(585) 267-4850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 6, 2007, Gary W. Beall PhD was elected to our Board of Directors. Dr. Beall was elected by the incumbent members of our Board of Directors to fill a vacancy created by an increase in the number of authorized directors. Dr. Beall will hold office until the next Annual Meeting and until his successor is duly elected and qualified. The Board of Directors has not yet determined on which Committee or Committees Dr. Beall will serve.

Dr. Beall is Associate Professor in the Department of Chemistry and Biochemistry at Texas State University - San Marcos and is the Director of the University’s Center for Nanophase Research. Dr. Beall has been a member of the faculty of Texas State University - San Marcos since his appointment as an assistant professor in 2001; he was promoted to associate professor and granted tenure in 2005. Following completion of his doctoral studies and a post-doctoral fellowship at Baylor University, Dr. Beall worked as a staff research scientist at Oak Ridge National Laboratory from 1977 to 1979. From 1979 to 1999, Dr. Beall worked in research, technical and managerial positions in a number of companies, including Technical Minerals, Inc., a company which he founded in 1987 and which was acquired by Amcol International, Inc. in 1992. While at Amcol, Dr. Beall was actively involved in the organization and mangement of Nanocor, Inc., a wholly-owned subsidiary of Amcol of which he as Vice President - Technology. From 1999 to 2001, Dr. Beall was an associate professor at Missouri Baptist College. Dr. Beall is on the editorial boards of the Journal of Applied Clay Science, Nanoexpress, and Nanotech Briefs.

Upon his election to the Board, Dr. Beall received an automatic grant, under our 2005 Stock Incentive Plan, of an option to purchase 50,000 shares of our common stock.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaturalNano, Inc.

Date: June 7, 2007	/s/ Cathy A. Fleischer
Cathy A. Fleischer
President